Annex A

Agreement and Plan of Merger

Execution Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EACO CORPORATION,
BISCO INDUSTRIES, INC.,
BISCO ACQUISITION CORP.
AND
GLEN CEILEY,
THE SOLE SHAREHOLDER OF BISCO INDUSTRIES, INC.
December 22, 2009

APPENDIX A
Definitions

EXHIBITS
Exhibit A           Form of Articles of Merger
Exhibit B           Form of Certificate of Merger

DISCLOSURE SCHEDULES

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 22, 2009, by and among EACO Corporation, a Florida corporation (“Parent”), Bisco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Bisco Industries, Inc., an Illinois corporation (the “Company”), and, solely for the purposes of ARTICLE II (Representations and Warranties of the Principal Shareholder), ARTICLE VIII (Indemnification) and ARTICLE IX (General Provisions) of this Agreement, Glen Ceiley, the sole shareholder of the Company (the “Principal Shareholder”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Sub be merged with and into the Company (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) and the Illinois Compiled Statutes (the “ILCS”), upon the terms and subject to the conditions set forth herein, pursuant to which the Company will be the surviving corporation and will become a wholly-owned subsidiary of Parent.

WHEREAS, the Principal Shareholder has approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the ILCS.

WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

WHEREAS, Parent, Merger Sub, the Company and the Principal Shareholder desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.

At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the ILCS, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 1.2  Closing

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Pacific time on a date to be specified by the parties following the satisfaction or waiver of all of the conditions set forth in ARTICLE VI of this Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, including by delivery of certificates or other documents at the Closing, but subject to the satisfaction or waiver of those conditions). The Closing shall be held at the offices of Dorsey & Whitney LLP, located at 38 Technology Drive, Suite 100, Irvine, California, unless another time, date or place is agreed to by the parties hereto (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).

Section 1.3  Effective Time

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties hereto shall file the Articles of Merger in the form attached hereto as Exhibit A (the “Articles of Merger”) with the

Illinois Secretary of State and the Certificate of Merger in the form attached hereto as Exhibit B with the Delaware Secretary of State. The parties hereto shall make all other filings, recordings or publications required in connection with the Merger as may be required by the DGCL or the ILCS. The Merger shall become effective upon the filing of the Articles of Merger with the Illinois Secretary of State in accordance with this Section 1.3 or at such later time as shall be agreed upon by the parties and specified in the Articles of Merger (such time of effectiveness, the “Effective Time”).

Section 1.4  Effect of the Merger

From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the ILCS.

Section 1.5  Articles of Incorporation; Bylaws

(a) Articles.  Immediately after the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of the Company as in effect immediately prior to the Effective Time, and such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation.

(b) Bylaws.  Immediately after the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of the Company as in effect immediately prior to the Effective Time, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law and such bylaws.

Section 1.6  Directors; Officers

(a) Directors.  Immediately after the Effective Time, the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Officers.  Immediately after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 1.7  Merger Consideration; Effect on Capital Stock

(a) Merger Consideration.  Parent shall deliver to the holder(s) of the outstanding capital stock of the Company (the “Company Shareholders”), an aggregate of 117,641,742 shares of its common stock, $0.01 par value per share (the “Parent Stock”), in accordance with the terms set forth in this Section 1.7 (the “Merger Consideration”), and subject to the adjustment set forth in Section 1.7(c), Section 1.7(e) and Section 1.9.

(b) Conversion.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Company Shareholders, each outstanding share of the capital stock of the Company (the “Shares”) shall be cancelled and automatically converted into the right to receive 78,427.83 shares (the “Exchange Ratio”) of Parent Stock (subject to adjustment in accordance with Section 1.7(e)), and cash in lieu of fractional shares as set forth in Section 1.8, payable, without interest, to the record holder of such Shares, upon surrender, in the manner provided in Section 1.10, of the certificate that formerly evidenced such Shares.

(c) Holdback Shares.  Notwithstanding anything to the contrary in this Section, 900,000 shares of Parent Stock (subject to adjustment in accordance with Section 1.7(e)) otherwise due to the Principal Shareholder in accordance with Section 1.7(b), shall be held in escrow by Parent and delivered in accordance with Section 1.9 (the “Holdback Shares”).

(d) Effect on Capital Stock.  Each Share held in treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired without conversion thereof, and shall cease to exist, and no payment or distribution shall be made with respect thereto. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly authorized, validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. All options and warrants to purchase Shares, if any, shall have been terminated prior to the Effective Time; and holders of such options and warrants shall not be entitled to receive any Merger Consideration. Neither the Surviving Corporation nor Parent shall assume any options or warrants to purchase Shares that are outstanding immediately prior to the Effective Time, whether or not then vested or exercisable.

(e) Reverse Stock Split.  Parent is planning to effect a 1-for-25 reverse stock split of the outstanding Common Stock (the “Reverse Stock Split”) prior to the Effective Time, which Reverse Stock Split is subject to the approval of the Parent’s stockholders. In the event the Reverse Stock Split is approved and effected, all share numbers referenced herein that are related to the Parent’s common stock, including the Parent Stock, the Exchange Ratio and the Holdback Shares shall be adjusted and reduced accordingly to give effect to such Reverse Stock Split.

Section 1.8  No Fractional Shares

No fractional shares of Parent Stock shall be issued pursuant to the Merger. In lieu thereof, cash adjustment shall be paid to each holder in respect of any fractional share of Parent Stock that would otherwise be issuable to such holder. The amount of such adjustment shall be the product of such fraction of a share of Parent Stock, multiplied by the closing sales price per share of Parent Stock on the business day preceding the Closing Date.

Section 1.9  Holdback Shares

As soon as practicable after the date that is twelve (12) months after the Closing Date (the “Expiration Date”), and in any event within ten (10) business days after the Expiration Date, Parent shall deliver to the Principal Shareholder the Holdback Shares, reduced by the number of shares of Parent Stock resulting from the amount, if any, required to be paid to any Indemnified Persons to compensate such Indemnified Persons for Damages as provided in ARTICLE VIII, divided by the average of the closing sales price per share of Parent Stock during the five trading days immediately preceding the Expiration Date (the “Indemnification Amount”), in each case, whether or not such claims have been finally resolved; provided, that claims for Damages, if not precisely quantifiable immediately prior to the Expiration Date, shall reduce the number of Holdback Shares delivered pursuant to this section by an amount equal to Parent’s good faith estimate of such Damages.

Section 1.10  Surrender of Certificates

(a) Exchange Procedures.  At the Closing, each Company Shareholder of record may surrender the share certificate(s) representing the Shares held by such holder (the “Company Certificate(s)”), together with a duly completed and validly executed letter of transmittal in such form as Parent may reasonably request. As soon as practicable following the Closing, Parent shall deliver to the Company Shareholders or, at Parent’s election, to Parent’s designated exchange agent (“Exchange Agent”), certificates representing the number of whole shares of Parent Stock and cash in lieu of fractional shares into which the Shares are converted in the Merger.

(b) Stock Transfer Books.  At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration or transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as provided herein or as otherwise provided by applicable Law. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

(c) Lost, Stolen or Destroyed Certificates.  In the event that any Company Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Parent shall issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of whole shares of Parent Stock and cash in lieu of fractional shares into which such Shares are converted in the Merger.

Section 1.11  Taking of Necessary Action; Further Action

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER

Except as disclosed in the disclosure schedules delivered to Parent, corresponding to the Section of this Agreement to which the following representations or warranties pertain, the Principal Shareholder represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

Section 2.1  Authority and Enforceability

The Principal Shareholder has the legal capacity and authority to execute, deliver and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by the Principal Shareholder and this Agreement constitutes the legal, valid and binding agreement of the Principal Shareholder, enforceable against the Principal Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 2.2  No Litigation or Regulatory Action

There is no action pending or, to the Knowledge of the Principal Shareholder, threatened, against the Principal Shareholder before any Governmental Entity that seeks to prevent, hinder, delay, enjoin or otherwise challenge the consummation of any of the transactions contemplated hereby. There is no action pending or, to the Knowledge of the Principal Shareholder, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement. There are no outstanding court orders or arbitration awards against the Principal Shareholder, the Shares, or any other of his assets or properties that would prohibit or enjoin the consummation of the transactions contemplated by this Agreement. “Governmental Entity” means any arbitrator, court, agency, commission, tribunal, nation, government, any state or other political subdivision thereof and any entity exercising or entitled to exercise executive, legislative, judicial, regulatory, taxing or administrative power or authority of any nature whatsoever, in each case, whether foreign or domestic. For purposes of this Agreement, “Knowledge” means (i) with respect to any natural person, the actual knowledge of such person, and (ii) with respect to the Company, the actual knowledge of Glen Ceiley, Michael Bains, William Means and Don Wagner or (iii) with respect to Parent or Merger Sub, the actual knowledge of such party’s directors and executive officers.

Section 2.3  Ownership of Shares

The Principal Shareholder is the owner, both beneficially and of record, of the Shares, free and clear of any liens or encumbrances or any other restrictions on transfer (other than any restrictions under federal and state securities Laws). The Principal Shareholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Shares (other than this Agreement). The Principal Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Share.

Section 2.4  Investment Intent

The Principal Shareholder is acquiring the Parent Stock to be issued in the Merger for his own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to his right at all times to sell or otherwise dispose of all or any part of such Parent Stock in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Principal Shareholder to hold the Parent Stock for any period of time.

Section 2.5  Investor Status

As of the date of this Agreement and the Closing, the Principal Shareholder is, and will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended. The Principal Shareholder has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Parent Stock.

Section 2.6  General Solicitation

The Principal Shareholder is not acquiring the Parent Stock as a result of any advertisement, article, notice or other communication regarding the Parent Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedules delivered to Parent, corresponding to the Section of this Agreement to which the following representations or warranties pertain (the “Company Disclosure Schedules”), the Company represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

Section 3.1  Organization, Standing and Power; Subsidiaries

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. The Company has the requisite corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. “Material Adverse Effect” shall mean, with respect to any entity or group of entities, any event, change or effect that is, or is reasonably expected to be, materially adverse to the condition (financial or otherwise), properties, assets, business, or results of operations of such entity and its subsidiaries, taken as a whole. Other than one wholly-owned Canadian subsidiary (Bisco Industries Limited), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, association, partnership, joint venture, limited liability company, business association or other entity that are not parties to this Agreement.

Section 3.2  Capitalization; Title to the Shares

(a) Capitalization.  The total authorized capital stock of the Company (the “Company Capital Stock”) consists of ten thousand (10,000) shares of Common Stock, no par value, of which one thousand five hundred (1,500) shares are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock are held by Glen Ceiley, the Principal Shareholder. All issued and outstanding shares of the Company Capital Stock are validly issued, fully paid and nonassessable, were issued in compliance with all federal and state securities Laws and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) There are no outstanding (i) options, warrants, rights (including conversion, exchange or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or (ii) stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company; and the Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

Section 3.3  Authority and Enforceability

The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been, and will be as of the Closing, duly authorized, executed and delivered by the Company and has been duly approved by the Company’s board of directors and the Company Shareholders, and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 3.4  Conflicts

The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder, does not and will not: (a) violate or conflict with any provision of the articles of incorporation or bylaws of the Company; (b) violate any provision of applicable Law relating to the Company, violate any provision of any court order or arbitration award to which the Company is subject, or require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Entity or any other Person; or (c) violate or conflict with, result in a breach or creation of any encumbrance, constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, cancel, modify, abandon or accelerate any provision of any material contract to which the Company is a party. The term “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

Section 3.5  No Litigation or Regulatory Action

There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, currently threatened against the Company involving any of its assets or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby, that might result, either individually or in the aggregate, in a Material Adverse Effect of the Company or any change in the current equity ownership of the Company. Neither the Company nor its subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

Section 3.6  Financial Statements

The Financial Statements are based upon the books and records of the Company and its consolidated subsidiary, fairly present in all material respects the financial position, results of operations and cash flows of the Company and its consolidated subsidiary at the respective dates and for the respective periods as at such dates indicated, and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied, except that the Latest Financial Statements may not contain all notes required by GAAP and are subject to year-end adjustments. “Financial Statements” means, collectively, (i) the unaudited consolidated balance sheet as of August 31, 2009 of the Company and the unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its consolidated subsidiary for the year ended August 31, 2009 (such balance sheet and statements, the “Latest Financial Statements”) and (ii) the audited consolidated balance sheet, as of August 31, 2008 of the Company and its consolidated subsidiary and the audited consolidated statements of income, changes in shareholders’ equity and cash flows, including the notes, of the Company and its consolidated subsidiary for the fiscal year ended August 31, 2008.

Section 3.7  Absence of Undisclosed Liabilities

Except as and to the extent set forth in the Financial Statements and for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, the Company does not have any liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured or otherwise) that would be required by GAAP consistently applied to be reflected on the

Financial Statements of the Company (including the notes thereto) except for any liabilities which would not have a Material Adverse Effect on the Company. There are no off balance sheet arrangements to which the Company is a party or otherwise involving the Company or its assets.

Section 3.8  Title to Property

The Company has good and marketable title to all of its properties, interests in properties and assets that it purports to own (tangible and intangible), including all the properties and assets reflected in the Financial Statements or acquired after the date of the Financial Statements (except for (i) properties, interests in properties and assets having an aggregate book value not in excess of Fifty Thousand Dollars ($50,000) or (ii) inventory sold or otherwise disposed of since the date of the Latest Financial Statements in the ordinary course of business, consistent with past practices), free and clear of all liens and encumbrances other than security interests pursuant to loan agreements reflected in the Financial Statements.

Section 3.9  Intellectual Property; Confidential Information

The Company and its subsidiary have sufficient rights to use all patents, copyrights, trademarks, service marks, trade names, Internet domain names, licenses, information and other proprietary rights and processes that are currently used by the Company or its subsidiary (the “Intellectual Property”), except where the failure to have such rights, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company has not received any notice of infringement upon or conflict with the asserted rights of others with respect to the Intellectual Property or any other intellectual property held by others. The Company has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets owned or used by the Company that are material to the Company’s business and are not otherwise protected by patents or copyrights.

Section 3.10  Environmental Matters

No notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, threatened by any Person or Governmental Entity against the Company, and no penalty has been assessed against the Company, in each case, with respect to any matters arising out of any Environmental Law and, to the Knowledge of the Company, the Company is not in violation of any applicable Environmental Law. “Environmental Law” shall mean all federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution or protection of human health or the environment.

Section 3.11  Taxes

(a) The Company has filed all Tax Returns required to be filed by it, and all such Tax Returns were true, complete and correct in all material respects. All Taxes required to be paid by the Company have been timely paid other than those (i) currently payable without penalty or interest or being contested in good faith by appropriate proceedings and (ii) for which adequate reserves have been established on the books and records of the Company in accordance with GAAP. The Company does not have any liability for unpaid Taxes accruing after the date of the Company’s balance sheet included in the Latest Financial Statements other than unpaid Taxes arising in the ordinary course of business. There are no liens for Taxes upon any property or assets of the Company.

(b) The Company has complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws.

(c) No Audits are presently pending with regard to any Taxes or Tax Returns of the Company and no written notification has been received by the Company that such an Audit is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Tax Return filed by or with respect to the Company.

(d) All Tax deficiencies that have been claimed, proposed or asserted against the Company have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(e) The Company is not a party to, is not bound by or has any obligation under any Tax sharing agreement, Tax indemnification, or Tax allocation agreement or similar agreement, contract or arrangement, and the Company does not have any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement.

(f) The Company has not received written notice of any claim made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

(g) For purposes of this Agreement, “Tax” or “Taxes” means all U.S. federal, state, local and foreign taxes, and other assessments of a similar nature including, without limitation: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs and similar charges, whether imposed directly or through withholding, and including any interest, additions to tax, or penalties. “Tax Authority” means the Internal Revenue Service and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes. “Tax Return” means all United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority. “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

Section 3.12  Employee Benefit Plans; Labor Matters.

(a) Employee Benefit Plans.  Section 3.12 of the Company Disclosure Schedules lists each Employee Benefit Plan of the Company and its subsidiary. Employee Benefit Plans” shall mean all pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, bonus, incentive, vacation pay, severance pay, Code Section 401(k), Code Section 125 cafeteria or flexible benefit, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment under which current or former employees of the Company or its subsidiary are entitled to participate by reason of their employment with the Company or its subsidiary (i) to which the Company or its subsidiary is a party or a sponsor or a fiduciary thereof or by which the Company or its subsidiary (or any of their rights, properties or assets) are bound, or (ii) with respect to which the Company or its subsidiary has made any payments, contributions or commitments, or may otherwise have any liability (whether or not the Company or its subsidiary still maintains such plan, trust, arrangement, contract, agreement, policy or commitment).

(b) Compliance.  With respect to the Employee Benefit Plans: (i) the Company has at all times and continues to operate such plans in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable laws; (ii) there are no pending, or, to the Knowledge of the Company, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans, the fiduciaries of such plans or any trust related thereto; and (iii) all required reports and descriptions have been filed or distributed appropriately.

(c) Labor Matters.  The Company is not a party to any collective bargaining agreement or other labor union contracts. There is not pending or, to the Knowledge of the Company, threatened any strike, lockout, union organization attempt, work stoppage or other labor dispute involving any of employees of the Company or its subsidiary.

Section 3.13  Owned and Leased Property

Section 3.13 of the Company Disclosure Schedules sets forth a complete list of the real property leased by the Company. The lease agreements for such real property (the “Lease Agreements”) are valid, binding and enforceable in accordance with their respective terms. There are no disputes, oral agreements, or forbearance programs in effect as to the Lease Agreements. There are no existing defaults by the Company under any Lease Agreement, and no event has occurred that (with the giving of notice, lapse of time or both) would constitute a default by the Company under any Lease Agreement. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or any of its rights under any Lease Agreement. The Company does not own any real property.

Section 3.14  Insurance

Section 3.14 of the Company Disclosure Schedules contains a complete list of the policies and contracts of insurance maintained by the Company other than employee benefit plans listed on Section 3.12 of the Company Disclosure Schedules. All such policies and contracts are in full force and effect, all premiums due and payable to date under all such policies and contracts have been paid, and the Company is otherwise in compliance with the terms of such policies and contracts. There is no claim pending under any such policies or contracts as to which coverage has been questioned, denied or disputed by the underwriters of such policies or contracts. The Company has not received any notice of cancellation or non-renewal of any such policies or contracts from any of its insurance carriers, nor, to the Knowledge of the Company, has the termination of any such policies or contracts threatened.

Section 3.15  Compliance With Laws

The Company has complied in a timely manner and in all material respects with all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts, guidelines, policies, directions or decrees of any Governmental Entity (“Law” or “Laws”) that affect the business, properties or assets of the Company, except with the failure to so comply has had a Material Adverse Effect on the Company. No notice, charge, claim, action or assertion has been received by the Company or to the Knowledge of the Company, has been filed, commenced or threatened against the Company alleging any violation of any of the foregoing.

Section 3.16  Contracts

(a) Each Specified Contract (as defined below) is a legal, valid and binding obligation of the Company in full force and effect and enforceable against the Company or its subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, except where the failure to be binding would not have a Material Adverse Effect on the Company. The Company has not received written notice, and has no reason to believe, that any Specified Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms. Neither the Company nor, to the Knowledge of the Company, any counterparty is in breach or violation of, or default under, any Specified Contract, except for any breach or default which would not have a Material Adverse Effect on the Company. The Company has not received any claim of default under any Specified Contract, and to the Knowledge of the Company, no event has occurred that would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both).

(b) “Specified Contract” means any of the following contracts to which the Company is a party or by which the Company or any of its properties or assets are bound or affected as of the date hereof:

(i) any contract or agreement not entered into in the ordinary course of business that is likely to involve consideration to be paid by or to the Company of more than $100,000 in the aggregate over the remaining term of such contract and which cannot be cancelled by the Company without penalty or further payment with less than ninety (90) days notice;

(ii) any contract, commitment or agreement relating to the acquisition by the Company of any assets of a substantial nature (other than inventory or other purchases in the ordinary course of business),

operating business or capital stock of any other Person, the participation in a joint venture or similar arrangement with any other Person or the making of any other investment in any other Person;

(iii) any trust indenture, mortgage, promissory note, loan agreement or other contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement;

(iv) any contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other Person;

(v) any contract involving the lease of real property;

(vi) any contract for the lease of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property which requires annual lease payments in excess of $100,000;

(vii) any employment agreement or any other agreement that contains any severance or termination pay liabilities or obligations and pursuant to which any payments will be required to be made as a result of the transactions contemplated by this Agreement;

(viii) any collective bargaining agreement, labor contract or similar agreement governing any employee of the Company; or

(ix) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar contract or commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

(c) A true and complete list of the Specified Contracts is set forth on Section 3.16 of the Company Disclosure Schedules.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedules delivered to the Company, corresponding to the Section of this Agreement to which the following representations or warranties pertain (the “Parent and Merger Sub Disclosure Schedules”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1  Organization, Standing and Power

Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Merger Sub is a newly-formed corporation that is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective articles of incorporation or bylaws.

Section 4.2  Authority

Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity.

Section 4.3  Conflicts.

The execution and delivery of this Agreement by the Parent and Merger Sub, and the performance by each of Parent and Merger Sub of its respective obligations hereunder, does not and will not, to the Knowledge of Parent or Merger Sub: (a) violate or conflict with any provision of the articles of incorporation or bylaws of the Parent or the certificate of incorporation or bylaws of Merger Sub; (b) violate any provision of applicable Law relating to Parent or Merger Sub, violate any provision of any court order or arbitration award to which Parent or Merger Sub is subject, or (iii) does not require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Entity or any other Person (other than under state or federal securities laws); or (c) violate or conflict with, result in a breach or creation of any encumbrance, constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, cancel, modify, abandon or accelerate any provision of any material contract to which Parent or Merger Sub is a party.

Section 4.4  SEC Reports

Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Parent SEC Reports”). The Parent SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report that was superseded by subsequent Parent SEC Reports.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1  Public Disclosure

Parent and the Company agree that no public release or announcement concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party at least one business day (unless otherwise waived) to comment on such release or announcement in advance of such issuance.

Section 5.2  Legal Requirements; Consents

Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company will, and the Company will cause its subsidiary to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements that may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made by it in connection with the taking of any action contemplated by this Agreement.

Section 5.3  Reasonable Best Efforts and Further Assurances

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to, the satisfaction of the other parties’ conditions to Closing.

Section 5.4  Withholding

Notwithstanding anything herein to the contrary, Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Shareholder such amounts as the Company or Parent has determined is required to be deducted and withheld with respect to any of the transactions under any provision of United States federal, state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder in respect of which such deduction and withholding was made.

Section 5.5  Tax Matters

No party will take any action, or fail to take any action, that would prevent the Merger contemplated by this Agreement from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

Section 5.6  Legends.

Certificates evidencing Parent Stock to be issued in the Merger will contain the following legend (and such other legends as may be required by applicable state securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.1  Conditions to Obligations of Each Party to Effect the Merger

The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Board and Shareholder Approval.  This Agreement, the Articles of Merger and the Merger shall have been approved by (i) the Board of Directors of Parent, Merger Sub and the Company, and (ii) by the requisite vote of the Company Shareholders, (iii) by the requisite vote of the shareholders of Parent, and (iv) by Parent as the sole shareholder of Merger Sub, in accordance with their respective organizational documents and in accordance with applicable Law. The amendment of the articles of incorporation of Parent to (i) effect the Reverse Stock Split and (ii) remove the 75% approval requirement for certain affiliate transactions shall have been approved by the requisite vote of the shareholders of Parent in accordance with the organizational documents of Parent and applicable Law.

(b) No Material Adverse Changes.  There shall not have occurred any changes, individually or in the aggregate, constituting a Material Adverse Effect on the Company or on Parent.

(c) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

(d) Governmental/Bank Approval.  Parent, the Company and their respective subsidiaries shall have timely obtained from (i) each Governmental Entity and (ii) each bank or other institutional lender with which the Parent, the Company and their respective subsidiaries has a line of credit or an outstanding loan or mortgage all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby.

(e) Confirmation of Tax Advisors.  Parent and the Company shall have received from their respective tax advisors, satisfactory confirmation that the transactions contemplated by this Agreement shall constitute a “tax-free reorganization” under the Code, and confirmation that the net operating losses of parent shall not be limited as a result of completion of the transactions contemplated by this Agreement.

Section 6.2  Additional Conditions to Obligations of the Company

The obligations of the Company to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations, Warranties and Covenants.  The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and Parent and Merger Sub shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b) Certificate of Parent.  The Company shall have received from Parent an officer’s certificate certifying to the fulfillment of the conditions specified in Section 6.2.

(c) Third Party Consents.  The Company shall have been furnished with evidence reasonably satisfactory to the Company of the consent or approval of those Persons whose consent or approval shall be required for the Parent and Merger Sub (i) to consummate the transactions contemplated hereby and (ii) to comply with and perform all of the obligations of Parent and Merger Sub as contemplated hereby.

Section 6.3  Additional Conditions to the Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent or Merger Sub:

(a) Representations, Warranties and Covenants.  The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and the Company shall have performed and complied, in all material respects, with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of the Company.  Parent shall have received a certificate of the Company executed by an officer certifying fulfillment of the conditions set forth in Section 6.3.

(c) Third Party Consents.  Parent shall have been furnished with evidence reasonably satisfactory to Parent of the consent or approval of those Persons whose consent or approval shall be required for the Company (i) to consummate the transactions contemplated hereby and (ii) to comply with and perform all of the Company’s obligations as contemplated hereby.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination

At any time prior to the Effective Time, this Agreement may be terminated:

(a) by mutual consent of Parent and the Company;

(b) by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days of receipt by the Company of written notice of such breach; provided that Parent has not breached any of its representations, warranties, obligations or agreements hereunder;

(c) by the Company, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days following receipt by Parent of written notice of such breach; provided that the Company has not breached any of its representations, warranties, obligations or agreements hereunder;

(d) by Parent, Merger Sub or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by Parent, if any material adverse change in the condition (financial or otherwise), properties and assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company has occurred since the date hereof; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change that results from the taking of any action, or the failure to act, as required by this Agreement shall be disregarded; and

(f) by the Company, Parent or Merger Sub, if by April 30, 2010, Parent’s stockholders have not (i) approved amendments to Parent’s articles of incorporation to effect the Reverse Stock Split and to remove the 75% approval requirement for certain affiliate transactions and (ii) approved the Merger, if such approval is required under applicable Law.

Section 7.2  Effect of Termination

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and, except as provided in Section 7.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, shareholders or affiliates; provided, however, that the provisions of this Section 7.2 and Section 7.3 shall remain in full force and effect and survive any termination of this Agreement.

Section 7.3  Expenses

Whether or not the Merger is consummated, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the transactions contemplated hereby (including, without limitation, reasonable fees and expenses of legal counsel and financial advisors and accountants, if any), shall be paid by the party incurring such expense.

Section 7.4  Amendment; Waiver

The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, except as otherwise required by Law. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver by any party hereto shall not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party

ARTICLE VIII

INDEMNIFICATION

Section 8.1  Survival; Indemnification

(a) The representations, warranties, covenants and agreements of the Company and the Principal Shareholder contained in this Agreement as modified by the Company Disclosure Schedules shall survive until the Expiration Date.

(b) Subject to the limitations set forth in this ARTICLE VIII, the Principal Shareholder will indemnify and hold harmless Parent and its affiliates (including the Surviving Corporation) and their respective officers, directors, employees, attorneys and agents (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”), from and against any and all losses, costs, damages, liabilities, Taxes and expenses (including, without limitation, reasonable legal fees and expenses) incurred by the Indemnified Persons (collectively, the “Damages”) arising out of or relating to any misrepresentation or breach of, or default in connection with, (i) any of the representations, warranties, covenants and agreements given or made by the Principal Shareholder in ARTICLE II of this Agreement, or (ii) any of the representations, warranties, covenants and agreements given or made by the Company in Section 3.2 and Section 3.3 of this Agreement, each as modified by the Company Disclosure Schedules. Notwithstanding any other provision of this Agreement, the obligations of the Principal Shareholder to provide indemnification pursuant to this ARTICLE VIII shall not be applicable to any claim for Damages for which notice is not provided to Principal Shareholder on or prior to the Expiration Date and shall in no event exceed the then-current value of the Holdback Shares (the “Holdback Amount”).

(c) The right to obtain indemnification from, and only from, the offset by Parent of the Holdback Shares, if any, pursuant to the indemnification provisions of this Section 8.1 shall be the Indemnified Persons’ exclusive remedy for any breach by the Company and/or Principal Shareholder of the terms of this Agreement, other than for Damages arising out of or relating to fraud, willful misrepresentation or intentional breach.

(d) Notwithstanding anything to the contrary contained herein, Parent shall not be entitled to effect any offset for Damages pursuant to the indemnification provisions of this ARTICLE VIII (other than in respect of Damages arising out of or related to fraud, willful misrepresentation or intentional breach) until the aggregate amount of Damages exceeds One Hundred Thousand Dollars ($100,000) (the “Indemnity Threshold”), after which Parent shall be entitled to offset an amount equal in value to the full amount of all Damages from the first dollar in accordance with the provisions of this ARTICLE VIII.

Section 8.2  Third-Party Claims

In the event that Parent becomes aware of a third-party claim which Parent believes give rise to indemnification under this ARTICLE VIII (a “Third Party Claim”), Parent shall promptly notify the Principal Shareholder of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Principal Shareholder has been actually prejudiced as a result of such failure and except to the extent the notification is not provided prior to the Expiration Date.

Section 8.3  No Right of Contribution

The Principal Shareholder shall not make any claim for contribution from the Company or the Surviving Corporation with respect to any indemnity claims arising under or in connection with this Agreement to the extent that the Company, Surviving Corporation or any Indemnified Person is entitled to indemnification hereunder for such claim, and the Principal Shareholder hereby waives any such right of contribution from the Company or the Surviving Corporation it has or may have in the future.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Notices

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:00 p.m. California time on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 6:00 p.m. California time on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service that guarantees next business day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The address and facsimile number for such notices, communications or deliveries shall be as follows (or at such other address or facsimile number for a party as shall be specified by such party in a notice to the other parties hereto in accordance with this Section 9.1):

(a) if to Parent or the Surviving Corporation, to:

EACO Corporation
1500 North Lakeview Avenue
Anaheim, CA 92807
Attn: Chief Executive Officer
Fax: (          )          -

with a copy to:

Dorsey & Whitney LLP
38 Technology Drive, Suite 100
Irvine, CA 92618
Fax: (949) 932-3601
Attn: Ellen S. Bancroft

(b) if to the Principal Shareholder, to:

Glen Ceiley
Bisco Industries, Inc.
1500 North Lakeview Avenue
Anaheim, CA 92807
Fax: (          )          -

Section 9.2  Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 9.3  Entire Agreement; Nonassignability; Parties in Interest

This Agreement and the certificates, documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including any exhibits or schedules hereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) except by operation of the Merger, shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

Section 9.4  Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.5  Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the State of California without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the Laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 9.6  Force Majeure

No party shall be deemed to fail to perform its obligations or respond to any notice on a timely basis if its failure results solely from the following causes beyond its reasonable control, specifically: war, terrorism, strikes, natural disaster or acts of God. Any delay resulting directly from any of said causes shall extend accordingly the time to perform or respond by the length of the delay. For avoidance of doubt, the foregoing shall in no event relieve any party of its obligations hereunder or permit a party to fail to respond to notice beyond the extension described in the preceding sentence.

Section 9.7  Construction

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any agreement contemplated herein.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Principal Shareholder have executed and delivered this Agreement or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

EACO CORPORATION	BISCO INDUSTRIES, INC.

By: /s/ GLEN CEILEY Glen Ceiley Chief Executive Officer	By: /s/ GLEN CEILEY Name: Glen Ceiley Title: President

BISCO ACQUISITION CORP.

By: /s/ GLEN CEILEY Name: Glen Ceiley Title: President	/s/ GLEN CEILEY GLEN CEILEY

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

APPENDIX A

DEFINITIONS

The following terms are defined in the sections indicated below:

Definitions	Defined in
Agreement	Preamble
Articles of Merger	Section 1.3
Audit	Section 3.11(g)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Capital Stock	Section 3.2(a)
Company Certificate	Section 1.10(a)
Company Disclosure Schedules	ARTICLE III
Company Shareholders	Section 1.7(a)
Damages	Section 8.1(b)
DGCL	Recitals
Effective Time	Section 1.3
Employee Benefit Plans	Section 3.12(a)
Environmental Law	Section 3.10
ERISA	Section 3.12(b)
Exchange Agent	Section 1.10(a)
Exchange Ratio	Section 1.7(b)
Expiration Date	Section 1.9
Financial Statements	Section 3.6
GAAP	Section 3.6
Governmental Entity	Section 2.2
Holdback Amount	Section 8.1(b)
Holdback Shares	Section 1.7(c)
ILCS	Recitals
Indemnified Person	Section 8.1(b)
Indemnification Amount	Section 1.9
Indemnity Threshold	Section 8.1(d)
Intellectual Property	Section 3.9
Knowledge	Section 2.2
Latest Financial Statements	Section 3.6
Law(s)	Section 3.15
Lease Agreements	Section 3.13
Material Adverse Effect	Section 3.1
Merger	Recitals
Merger Consideration	Section 1.7(a)
Merger Sub	Preamble
Parent	Preamble
Parent and Merger Sub Disclosure Schedules	ARTICLE IV
Parent Stock	Section 1.7(a)

A-A-1

Definitions	Defined in
Parent SEC Reports	Section 4.4
Person	Section 3.4
Principal Shareholder	Preamble
Reverse Stock Split	Section 1.7(e)
Shares	Section 1.7(b)
Specified Contract	Section 3.16(b)
Surviving Corporation	Section 1.1
Tax(es)	Section 3.11(g)
Tax Authority	Section 3.11(g)
Tax Return	Section 3.11(g)
Third Party Claim	Section 8.2

A-A-2

EXHIBIT A

Form of Articles of Merger
(attached hereto)

A-A-3

Exhibit A

ARTICLES OF MERGER
MERGING
BISCO ACQUISITION CORP.
INTO
BISCO INDUSTRIES, INC.

The undersigned corporations do hereby certify that:

1. The names of each constituent corporation to the merger, and the state of incorporation of each such corporation, are as follows:

Name of Entity	State of Incorporation

Bisco Acquisition Corp.	Delaware
Bisco Industries, Inc.	Illinois

2. The laws of the state or country under which each corporation is incorporated permit such merger.

3. The name of the surviving corporation is Bisco Industries, Inc. and it shall be governed by the laws of Illinois.

4. The plan of merger is as follows: The Agreement and Plan of Merger dated as of December          , 2009, by and among EACO Corporation, a Florida corporation, Bisco Acquisition Corp., a Delaware corporation (the “Merger Sub”), Bisco Industries, Inc., an Illinois corporation (the ‘‘Company”) and Glen Ceiley, provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation. The articles of incorporation of the surviving corporation shall be its articles of its incorporation.

5. The merger was approved, (a) as to each corporation not incorporated in Illinois, in compliance with the laws of the state under which it is incorporated and (b) as to each Illinois corporation by written consent of all the shareholders entitled to vote on the action, in accordance with § 7.10 and § 11.20 of the Illinois Business Corporation Act of 1983.

IN WITNESS WHEREOF, the undersigned corporations have caused these Articles of Merger to be signed by their duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

BISCO INDUSTRIES, INC.	BISCO ACQUISITION CORP.

By:	By:
Name:	Name:
Title:	Title:

Dated:	Dated:

A-A-4

EXHIBIT B

Form of Certificate of Merger
(attached hereto)

A-A-5

Exhibit B

CERTIFICATE OF MERGER
MERGING
BISCO ACQUISITION CORP.
INTO
BISCO INDUSTRIES, INC.

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation does hereby certify that:

1. The names of each constituent corporation to the merger, and the names of the states under the laws of which such entities are organized, are as follows:

Name of Entity	State of Organization

Bisco Acquisition Corp.	Delaware
Bisco Industries, Inc.	Illinois

2. An Agreement and Plan of Merger dated as of December   , 2009 (the “Merger Agreement”), by and among EACO Corporation, a Florida corporation (“Parent”), Bisco Acquisition Corp., a Delaware corporation (“Merger Sub”), Bisco Industries, Inc., an Illinois corporation (the “Company”) and Glen Ceiley (the “Shareholder”) (Merger Sub and the Company are referred to herein as the “Constituent Corporations”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 252 of the Delaware General Corporation Law.

3. The surviving corporation shall be Bisco Industries, Inc., an Illinois corporation.

4. The certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

5. The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware.

6. The executed Merger Agreement is on file at the principal place of business of the surviving corporation, the address of which is 1500 N. Lakeview Avenue, Anaheim, CA 92807.

7. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder or member, as the case may be, of any of the Constituent Corporations.

8. The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising form this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 1500 N. Lakeview Avenue, Anaheim, CA 92807.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed in its name by its Chief Executive Officer as of the   day of          ,          .

BISCO INDUSTRIES, INC.

By:
[Name]
[Title]

A-A-6